Exhibit 99.1

E.K. Ranjit

Chief Financial Officer

Digimarc Corporation

503-495-4625

Leslie Constans

Digimarc Public Relations

503-495-4568

lconstans@digimarc.com

FOR IMMEDIATE RELEASE

Digimarc Corporation Announces First Quarter 2004 Results

Tualatin, OR – April 29, 2004 – Digimarc Corporation (NASDAQ: DMRC) today announced its results for the first quarter ended March 31, 2004.

Digimarc’s total revenue for the first quarter was $23.5 million, or 8% higher as compared to $21.7 million reported in the comparable period of 2003. The company reported net income of $525,000 or net income per basic and diluted share of $0.03 based on 20.21 million (basic) and 20.62 million (diluted) weighted average shares outstanding for the quarter, respectively.  This compares with net income per basic and diluted share of $0.00 for the comparable period of 2003.  Total operating expenses were $9.4 million as compared to $9.8 million for the first quarter of 2003. Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”) were $3.2 million for the first quarter of 2004 compared to $2.7 million in the first quarter of 2003.  EBITDA is calculated by adjusting net income for the effects of interest, taxes, depreciation, and amortization.

“Our first quarter financial performance was solid, as we delivered revenues and earnings in line with our guidance,” stated Bruce Davis, Digimarc Chairman and CEO.  “While doing this, we also made considerable progress in several large new program deployments, which we expect will have a significant positive impact on our revenues and earnings in the second half of the year and beyond.”

Davis continued, “In the digital watermarking area of our business we are encouraged by an increasing number of inquiries about licensing terms, including initial expression of interest from some major corporations; as well as growing empirical evidence of the value of digital watermarking in preventing piracy of entertainment content.”

Business Outlook

The following statements concerning projections of future financial performance are based on current expectations.  These statements are forward-looking, subject to risks and uncertainties,

and actual results may differ materially. These statements do not include the potential impact of any investments outside the ordinary course of business or mergers and acquisitions. Revenues are highly dependent on a number of factors including, but not limited to, general economic conditions, the company’s ability to predict card issuance volumes from existing state drivers license programs, the company’s ability to secure new contracts, the political and competitive environment in countries in which the company seeks business, changes in customer order or usage patterns, and changes in the demand for the company’s products and services. Gross margin may be higher or lower than expected due to a number of factors including, but not limited to, competitive pricing actions, changes in estimated product costs, and changes in the company’s estimated revenue mix.  Operating expenses, particularly certain marketing and compensation-related expenses, vary depending on the level of revenue and profits.

Company management estimates for the second quarter of 2004 are:

1.  Total revenues in the range of $21.8 million to $22.8 million;

2.  Gross margins in the range of 44 to 46 percent;

3.  Combined operating expenses for research, development and engineering and selling, general and administrative of approximately $9.7million to $10.3 million;

4.  Other income, consisting mainly of interest income, of approximately $175,000, assuming no material change in average cash balances or interest rates from the first quarter ending cash balance; and

5.  A provision for taxes of approximately $50,000.

Based on the above assumptions, we estimate diluted earnings per share for the second quarter of 2004 to be in the range of $0.02 to $0.04 based on approximately 20.8 million weighted average shares.

For the full year 2004, the company is maintaining prior guidance of total revenues in the range of $94 million to $97 million, while adjusting the fully diluted earnings per share guidance to be more in-line with consensus expectations, with a range of $0.27 to $0.32 per diluted share, based on approximately 21.2 million weighted average shares. As a result of the company’s change in EPS estimates, Digimarc is now estimating EBITDA for 2004 to be in the range of $17.0 million to $18.7 million. The change in earning guidance is due primarily to anticipated increases in staffing in finance, IT, sales, and marketing, and the costs of compliance with the Sarbanes-Oxley Act of 2002.

Conference Call:

Digimarc will hold its first quarter 2004 earnings conference call today, Thursday, April 29, 2004, at 2 p.m. PDST/5 p.m. EDST.  The call will feature Bruce Davis, Digimarc chairman and CEO, Paul Gifford, Digimarc president and COO, and E.K. Ranjit, Digimarc CFO.

As in the past, the event will be open to the general public and the media. The call will be broadcast live by Web cast at www.digimarc.com and www.streetevents.com. At Digimarc’s Web address, the call will be available by clicking on the “Q1 Earnings Release Conference Call” icon on the “Investor Relations Events” page.  This Web cast will also be available for later listening at www.digimarc.com/investor/events.asp and www.streetevents.com for two weeks following the live call.  Thereafter, the Web cast will be archived and available at http://www.digimarc.com/investor/events.asp under the subcategory “Webcast Archive.”

About Digimarc

Digimarc Corporation (NASDAQ: DMRC), based in Tualatin, Oregon, is a leading supplier of secure media solutions used in a wide range of security, identification and digital media content applications. Digimarc provides products and services that enable production of more than 60 million personal identification documents and driver licenses per year in 33 U.S. states and more than 20 countries. Digimarc’s digital watermarking technology provides a persistent digital identity for various media content and is used to enhance the security of financial documents, identity documents and digital images, and support other media rights management applications.

Digimarc has an extensive intellectual property portfolio, with 150 issued U.S. patents with nearly 3,100 claims, and more than 400 pending patent applications in digital watermarking, personal identification and related technologies.

The company is headquartered in Tualatin, Oregon, with other U.S. offices in Burlington, Massachusetts; Fort Wayne, Indiana; San Francisco, California; and the Washington DC area; and European offices in London. Please go to www.digimarc.com for more company information.

About EBITDA

EBITDA does not represent cash flows from operations as defined by generally accepted accounting principles (“GAAP”), is not a measure derived in accordance with GAAP and should not be considered by the reader as an alternative to net income (the most comparable GAAP financial measure to EBITDA).  The reconciliation of GAAP and Non-GAAP Financial Measures for the three months ended March 31, 2003 and 2004 is included in the attached tables.  Management of the company believes that EBITDA is helpful to investors as an indicator of the current financial performance of the company and its capacity to fund capital expenditures and working capital requirements.  EBITDA is commonly used as a measure of performance and it is used by securities analysts, investors and other parties in evaluating the company.  Due to the nature of the company’s ID Systems business and revenue recognition policies, the company incurs significant non-cash charges for depreciation and amortization that it does not incur in association with revenues generated in the Watermarking Solutions area of the business.  Therefore, the company believes that by providing the calculation of EBITDA it will help investors better understand Digimarc’s underlying financial performance and ability to generate cash flow from operations.

Securities Safe Harbor Under the Private Securities Litigation Reform Act of 1995

This release contains certain “forward-looking statements” that are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include statements relating to financial guidance for future periods and other statements of management’s opinion or expectations, such as statements containing the words “believes,” “expects,” “estimates”, “anticipates” or words of similar import or statements of management’s opinion. These statements are subject to certain assumptions, risks, uncertainties and changes in circumstances.  Actual results may vary materially due to, among other things, changes in economic, business, competitive, technological and/or regulatory factors and trends.  Digimarc is not obligated to (and expressly disclaims any obligation to) revise/update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.  More detailed information about risk factors that may affect actual results is set forth in filings by Digimarc with the Securities and Exchange Commission, including the company’s Form 10-K for the fiscal year ended December 31, 2003, in Part I, Item 1 thereof (“Business”) under the captions “Risks Related to Our Business” and “Risks Related to Our Market” and in Part II, Item 7 thereof (“Management’s Discussion and Analysis of Financial Condition and Results of Operations”) under the captions “Critical Accounting Policies and Estimates” and “Liquidity and Capital Resources.”

Digimarc Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2004	2003
Revenue:
Digimarc ID Systems (DIDS)	$20,774	$19,344
Digimarc Digital Watermarking (DWM)	2,716	2,360
Total revenue	23,490	21,704

Cost of revenue:
Digimarc ID Systems (DIDS)	12,847	10,969
Digimarc Digital Watermarking (DWM)	867	977
Total cost of revenue	13,714	11,946

Gross profit:
Digimarc ID Systems (DIDS)	7,927	8,375
Digimarc Digital Watermarking (DWM)	1,849	1,383
Total gross profit	9,776	9,758

Percentage of gross profit to total revenues:
Digimarc ID Systems (DIDS)	38%	43%
Digimarc Digital Watermarking (DWM)	68%	59%
Total percentage of gross profit to total revenues	42%	45%

Operating expenses:
Research, development and engineering	1,295	1,721
Selling, general and administrative	8,106	7,630
Stock-based compensation	—	444
Total operating expenses	9,401	9,795

Operating income (loss)	375	(37)

Other income (expense), net	200	116
Income before provision for income taxes	575	79
Provision for income taxes	50	50
Net income	$525	$29

Net income per share - basic	$0.03	$0.00
Net income per share - diluted	$0.03	$0.00

Weighted average shares - basic	20,212	17,662
Weighted average shares - diluted	20,615	18,348

Digimarc Corporation

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	March 31, 2004	December 31, 2003	March 31, 2003
Assets
Current assets:
Cash and cash equivalents	$50,626	$48,426	$45,124
Restricted cash	1,980	1,976	—
Short-term investments	21,055	28,231	5,135
Total cash, cash equivalents and investments	73,661	78,633	50,259
Accounts receivable, net	16,594	13,516	15,194
Inventory	6,090	5,739	5,689
Other current assets	2,571	2,227	2,433
Total current assets	98,916	100,115	73,575

Property and equipment, net	45,294	37,755	30,271
Intangibles, net	23,076	23,581	25,977
Other assets, net	828	975	1,031
Total assets	$168,114	$162,426	$130,854

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$10,941	$6,671	$5,757
Accrued payroll and related costs	1,710	969	1,792
Deferred revenue	2,754	3,160	3,369
Other current liabilities	210	235	41
Total current liabilities	15,615	11,035	10,959

Other long-term liabilities	1,317	1,286	5

Stockholders’ equity	151,182	150,105	119,890
Total liabilities and stockholders’ equity	$168,114	$162,426	$130,854

Digimarc Corporation

Earnings before Interest, Taxes, Depreciation, and Amortization (EBITDA)

(in thousands)

(Unaudited)

	Three Months Ended March 31,
	2004	2003
Net income, as reported	525	29
Adjustments to calculate EBITDA:
Provision for income taxes	50	50
Interest income, net	(198)	(158)
Amortization (contained in OpEx)	668	1,178
Depreciation (OpEx portion)	512	541
Depreciation (COGS portion)	1,621	1,072
EBITDA	3,178	2,712

	Estimated for the Full Year 2004
	Low	High
Estimated net income	5,800	6,800
Adjustments to calculate EBITDA:
Provision for income taxes	200	300
Interest income, net	(700)	(700)
Amortization (contained in OpEx)	2,400	2,400
Depreciation (OpEx portion)	1,800	2,000
Depreciation (COGS portion)	7,500	7,900
EBITDA	17,000	18,700